Exhibit 99.2
CONFIDENTIAL DOCUMENT
Internal and external audiences
Deal Strategic Vision and Business Rationale
•	The acquisition is a compelling strategic transaction for Dell and provides a significant enhancement to Dell’s storage strategy that is focused on delivering value for our customers.

•	Dell plans to acquire 3PAR as the next step in its strategy to help customers better manage their data growth, reduce their storage costs and simplify the management of their IT infrastructure.

•	This acquisition provides Dell customers with new storage choices and flexibility.

•	Dell will be able to address the needs of customers in the mid to higher end of the storage segment by offering this alternative technology.

•	3PAR’s next generation, scale-out architecture enables IT organizations to deliver software and hardware as a service.

•	3PAR is an ideal platform for delivering flexible, automated storage infrastructure optimized for highly virtualized data centers.

•	3PAR solutions can reduce management costs by up to 90% and capacity, power, cooling, and floor space by up to 75%.

•	Currently, estimated annual sales of virtualization-optimized arrays are $9 billion.
Transaction Details
•	On August 16, 2010, Dell announced our intent to acquire 3PAR and its virtualized storage platform technology.

•	Closing remains subject to customary closing conditions.

•	Business will continue as usual in order to minimize business disruption.
About 3PAR
•	3PAR offers the only virtualized storage platform purpose-built to overcome the limitations of traditional monolithic and modular arrays by delivering efficiency and agility at the lowest cost.

•	3PAR’s next-generation, scale-out architecture is the underlying technology platform for an IT organization to build agile and efficient virtualized IT infrastructures for flexible workload consolidation.
o	3PAR will benefit from Dell’s broad distribution footprint, as Dell brings scale, size and distribution channels to grow 3PAR faster and across more verticals.
•	3PAR’s storage arrays are built from the ground up to overcome the limitations of traditional modular and monolithic arrays. 3PAR addresses the problem of costly, complex, and rigid IT environments and enables IT organizations to use and pay for only the storage capacity and performance they need, and only when they use it.

•	3PAR is known for its leadership in simplifying storage administration. 3PAR technology is designed to deliver greater simplicity, usability, and visibility.
Dell’s Storage Strategy
•	Dell offers customers choice with innovative products at every storage tier with industry leading portfolio from DAS to Fiber SANS.
o	We have aligned our storage offerings over the last four years to provide our customers with choice and value, moving from a reseller to a solutions provider.

o	We now have a leading set of products from PowerVault DAS to EqualLogic iSCSI SAN to a leading fiber channel SAN solution from EMC.

o	With 3PAR we move up the SAN tier to offer high-end load-balancing, virtualized storage to customers needing massive throughput and maximized storage assets.
•	Dell has a proven track record of successfully integrating storage assets that directly go to solve the broad set of Data Management challenges customers face.

CONFIDENTIAL DOCUMENT
o	Dell has grown rapidly and taken a leading position as a Storage provider in response to customer’s requests to help solve a broad range of customer Storage pain points.

o	We have successfully integrated EqualLogic, having grown revenues from $100 million to greater than $500 million in two years.

o	This was the result of listening to customer needs, responding with sales training, providing world-class services, expanding channels of distribution and providing scale that EqualLogic needed and 3PAR will benefit.
•	Our storage solutions offer customer choice, and EMC will continue to be an important part of our storage offerings.
o	We have had a successful partnership with EMC for more than 10 years and our partnership continues to evolve with both companies taking advantage of building out new capabilities.

o	We have 24,000 joint customers and our priority is to serve these customers and deliver the solutions they need. We will continue to work together to do that.

o	EMC remains a trusted partner, a leader in storage and we value our partnership with them.

o	We are committed to our Dell|EMC customers in supporting their existing environments and expansion needs.

o	We will continue to offer fibre channel Dell|EMC storage solutions that support customers’ choice just like we do today on mid-range iSCSI.
•	We continue to invest in and augment our storage portfolio.
o	Dell is not hampered by legacy products and we continue to deliver open, capable and affordable solutions across the enterprise infrastructure.

o	We purchased Exanet to provide Clustered File system capability and hope to launch high-performance, scalable NAS solutions later this year on top of our EqualLogic line.

o	Intelligent Data Management continues to be a priority. We believe dedup and compression will occur at every point in the datacenter. We bought Ocarina to bring leading deduplication capability to complement Dell’s EqualLogic solutions — consistent with our goal to deliver unified storage solutions.

o	We expanded our portfolio to offer customers solutions that can address the ever growing need to manage unstructured data (launch of the DX).

o	We will continue to invest in Intelligent Data Management tools that manage storage across block, file and unified environments.
•	Our storage solutions offer customer choice and EMC will continue to be an important part of our storage offerings.
o	We value our commitment to our Dell|EMC customers in supporting their existing environments and expansion needs and will continue to offer fiber channel Dell|EMC storage solutions that support customers’ choice.

o	EMC remains a trusted partner, a leader in storage and we value our partnership with them.

CONFIDENTIAL DOCUMENT
External audiences
Customer/Partner Experience
•	Like Dell, 3PAR is focused on delivering an exceptional customer experience.

•	At this time, the customer relationship with Dell will not change. They will continue to work with the same account teams and technical specialists. Our number one priority is to ensure that our current Storage customers’ needs are met. We will continue to provide them with best-in-class customer service and support in order to ensure their success in the marketplace.

•	Dell values our partners and our relationships with them are an important part of our future storage strategy. Our partnerships continue to evolve and our product strategies are aligned. This acquisition was driven by our customers’ ongoing need for expanded choice and allows us to expand our IP.
Customer Benefits
•	More than ever, customers are dealing with three fundamental pain points —
(1)	Storing and sorting an explosion of data, and

(2)	Managing and operating an increasingly virtualized data center

(3)	Protecting key applications that are needed to run their business and scale dynamically.
•	Dell is building solutions targeted at these pain points through an innovative end-to-end approach that leverages new and existing technology assets and Dell’s industry-leading partner ecosystem.
o	Dell has helped many customers build out private cloud solutions that allow customers to easily provision new Storage as applications come online.

o	We will deliver these solutions to customers the way they want them — in business-ready configurations or via the cloud.
•	Dell’s new solutions and flexible services free customers to capitalize on the ‘Virtual Era’ of the technology industry and realize new levels of efficiency, with a goal of reducing data management costs by up to 50% and making room in budgets for the strategic investments they need to make now.

•	By providing our customers with the choice of 3PAR’s self-managing, efficient, and adaptable storage systems, they will be able to reduce administration time and provisioning complexity, improve server and storage utilization, and scale and adapt flexibly in response to continuous growth and changing business needs. Dell’s intent is to drive increased efficiency with a goal of radically reducing data management costs. These savings can help Dell customers make room in their budgets for other strategic investments to help their business succeed.

•	3PAR technology simplifies storage administration and eases management for customers. Their technology delivers greater simplicity, usability, and visibility.

CONFIDENTIAL DOCUMENT
Internal audiences
Legal Guidelines:
•	While we want you to promote the transaction and maintain our customer base, we need to be mindful that the transaction has not closed and we must continue to operate in the ordinary course of business and compete aggressively to maintain our business, even if that includes competing against 3PAR. We can promote the transaction but only as we describe above. Moreover, you cannot contact 3PAR in any way or share any confidential information with 3PAR, which is the same guidance that we always follow.
Business Strategy
•	BVS strategy: Enterprise innovation and efficiency depends on solutions that are open, capable and affordable. Dell is uniquely open and un-tethered to legacy assets and proprietary approaches to deliver against these needs. The CIO agenda isn’t about managing operating expenses at the expense of capital expenditures, or, innovation at the expense of being open. It is about driving efficiency without compromise and reinvesting the savings towards innovation and returning shareholder value.

•	IDM strategy: 3PAR offers the best storage portfolio for virtual environments. Any time there’s a major shift in overall IT architecture, like the shift were currently seeing into the Virtual Era, there is the opportunity for a new storage architecture to immerge. 3PAR’s virtualized storage platform was built from the ground up to be agile and efficient to address the limitations of traditional storage arrays for highly-virtualized infrastructures. 3PAR arrays meet the challenges of server virtualization and the virtual datacenter with a range of software and technologies unique to 3PAR and uniquely complementary to virtual servers. When deployed together, highly virtualized storage from 3PAR and server virtualization deliver a compelling solution that enables customers to boost the ROI of their data center.

•	Acquisition strategy: 3PAR is a natural extension of Dell’s recent acquisition strategy and adds additional muscle to the company’s Intelligent Data Management story. 3PAR had a development partnership with Exanet and is qualified with virtual resource manager Scalent, two of Dell’s recent acquisitions. Also, 3PAR uses scale-out architecture similar to Dell’s EqualLogic array family. Finally, 3PAR gives Dell high-end fibre-channel offerings that our customers have been requesting.
Purpose and Values
•	Our values and cultures complement each other.
o	We both have a heritage of entrepreneurship.

o	We both have a strong commitment to our customers.
•	Together, we will be a role model for living our purpose and values.

•	In line with Dell’s Best Value Solutions (BVS) strategic pillar, 3PAR technology further enhances Dell’s ability to deliver open, high-performing, high-value solutions that solve our customers’ problems.
Team Members
•	We are a purpose-driven company, and helping our team members grow and thrive is an important part of our overall business strategy.

•	The most valuable asset at 3PAR is its team members.
Organization
•	At Announcement Day, there is no change to the 3PAR organization or leadership structure.

•	3PAR and Dell will continue to operate as separate companies until the transaction closes.

•	3PAR team members will become Dell employees immediately upon closing.

CONFIDENTIAL DOCUMENT
•	Leadership is committed to making this acquisition successful and providing timely and relevant communications regarding any upcoming changes that may impact our customers and team members.
EMC Relationship
•	You now have the broadest storage line up in the industry.

•	Between EQ, PV, 3PAR and EMC we are positioned to provide exactly the right solution to meet our customers’ needs.

•	The acquisition of 3PAR allows us to expand our Intellectual Property (IP) and our storage product lines, while offering our customers more choices. We believe this is portfolio positions us to win against Netapp, IBM, HP, and Hitachi.

•	EMC continues to be a valued partner and a leader in the storage market. By working together, we can unseat our competitors and bring improved value to our customers.

•	We have 24,000 satisfied customers and we have a responsibility to continue to provide them with the EMC products of their choice. It is also our responsibility to ensure we don’t provide reasons for these customers to move to our competition.

•	Certain EMC products, especially the CX120, the AX and Data Domain products, are critical to our storage line up. They represent the vast majority of our EMC business.

•	There will be situations where we will compete. At Dell, as always, we will be driven and directed by customer choice.

•	We have worked this with EMC leadership and have agreed that we will continue this important relationship. If we break ranks, the winner will be our joint competitors.
          The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell Inc. will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and 3PAR Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to 3PAR Inc.’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.